Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUPERNUS PHARMACEUTICALS, INC.

FIRST: The name of the corporation is Supernus Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Ste R, Dover, DE Kent County 19901. The name of its registered agent at such address is Resident Agents Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is one (1) share of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH: Limitation of Director and Officer Liability; Indemnification and Advancement of Expenses.

(a)            Limitation of Director and Officer Liability. To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article SEVEN (a) shall adversely affect any right or protection of a director or an officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

(b)            Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article SEVEN (b).

(c)            Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article SEVEN.

(d)            Non-Exclusivity of Rights. The indemnification provided by this Article SEVEN is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHT.

NINTH: In the event that a director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation shall belong to such director in their individual capacity, unless such opportunity was offered to such person solely in his or her capacity as director of the Corporation.

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